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                                                                     EXHIBIT 5.1

direct dial: 269.382.8765  Joseph B. Hemker   email: JHemker@howardandhoward.com

                            April 25, 2005

Princeton National Bancorp, Inc.
606 South Main Street
Princeton, IL 61356

Attention: Tony A. Sorcic

Greetings:

      We have acted as counsel to Princeton National Bancorp, Inc. in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, registering shares of Princeton National Bancorp, Inc. Common Stock issuable upon merger pursuant to the Agreement and Plan of Merger, dated as of February 22, 2005, among Princeton National Bancorp, Inc., Somonauk Acquisition, Inc. and Somonauk FSB, Bancorp, Inc. (the "Merger Agreement").

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and conducted interviews with officers as we considered necessary or appropriate for the purpose of this opinion.

      It is our opinion that Princeton National Bancorp, Inc. Common Stock, has been duly authorized, and, when issued as provided in the Merger Agreement, will be validly issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Certain Opinions" in the Proxy Statement-Prospectus forming a part of the Registration Statement.

      This opinion is rendered pursuant to Item 21 of Form S-4 and Item 601 of Regulation S-K.

                                                VERY TRULY YOURS,

                                                HOWARD & HOWARD ATTORNEYS, P.C.

                                                /s/ JOSEPH B. HEMKER

                                                JOSEPH B. HEMKER